SHIKIAR ASSET MANAGEMENT, INC.

CODE OF ETHICS

June 2015

As a registered investment adviser, the Firm stands in a position of trust and confidence with respect to our clients. Accordingly we have a fiduciary duty to place the interests of the clients before the interests of the Firm and our Employees. In order to assist the Firm and our Employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all Employees are expected to uphold:

•	We must at all times place the interests of our clients first.

•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee’s position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of our clients must be kept confidential. In addition, all non-public client information is maintained in a secure and confidential manner.

•	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

A.    Persons and Accounts Covered by the Code

1.	Employees

The Code applies to all of the Firm’s Employees, which for purposes of the Code include all of the Firm’s supervised persons. The Firm’s supervised persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

2.	Access Persons

Certain provisions of the Code apply only to the Firm’s “access persons”. Our access persons include any Employee who:

•	Has access to nonpublic information regarding any purchases or sales of securities, or

•	Is involved in making securities recommendations to our clients, or has access to such recommendations that are nonpublic.

All of the Firm’s directors, officers and employees are presumed to be access persons .

3.	Accounts and Covered Securities

The requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account”.

a.	Personal Accounts

The term “personal account” means any securities account in which an Employee has any direct or indirect “beneficial ownership,” and includes any personal account of an Employee’s immediate family member (including any relative by blood or marriage either living in the Employee’s household or financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

b.	Covered Securities

The term “covered securities” includes all securities defined as such under the Investment Advisers Act of 1940 (the “Advisers Act”), and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

•	Foreign unit trusts and foreign mutual funds.

The term “covered securities,” however, does not include the following:

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high- quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm.

4)	Reports

•	a) Initial Holdings Reports

•	All access persons shall disclose all personal covered securities holdings to the CCO and shall contain the following information:

•	(i)the name of the security, security symbol or CUSIP, type of security, number of shares and principal amount of each covered security and type of interest (direct or indirect) in which the access person had beneficial ownership when the person became an access person;

•	(ii) the name of any broker, dealer, bank, plan administrator or other institution with whom the access person maintained an account and the account number in which any covered securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

•	(iii) the date that the report is submitted by the access person and the date as of which the information is current.

•	New access persons are required to submit an Initial Holdings Reports no later than 10-calendar days after the person becomes an access person. All Initial Holdings Reports shall provide information that is current as of a date no more than 45-calendar days before the Initial Holding Report are submitted.

•	b) Quarterly Reports

•	All Access Persons shall report to the CCO quarterly, the information described below with respect to transactions in any covered security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the covered security. Quarterly reports shall contain the following information:

•	(i) the date of the transaction, the name of the covered security, security symbol or CUSIP, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each covered security involved;

•	(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	(iii) the price at which the transaction was effected;

•	(iv) the name of the broker, dealer, bank, plan administrator or other institution with or through whom the transaction was effected and the account number where security is held; and

•	(v) the date the report is submitted.

•	Quarterly reports required to be made under this Paragraph shall be made not later than 30-calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. All access persons shall be required to submit a report for all periods, including those periods in which no covered securities transactions were effected.

•	All Access Persons shall direct their brokers to supply duplicate copies of all monthly brokerage statements (excluding confirmations) for all covered securities held in any accounts in which the access person is a beneficial owner to the CCO on a timely basis.

•	With respect to any new account established by the access person in which any covered securities were held during the quarter for the direct or indirect benefit of the access person, the access person shall report the following information:

•	(i) the name of the broker, dealer, bank, plan administrator or other institution with whom the Access Person established the account;

•	(ii) the date the account was established; and

•	(iii) the date the report is submitted.

•	c) Annual Holdings Reports

•	All access persons shall disclose all personal covered securities holdings on an annual basis within 30-calendar days after the end of the calendar year. All Annual Holdings Reports shall provide information on personal covered securities holdings that is current as of a date no more than 30-calendar days before the Annual Report is submitted. Such Annual Reports all contain the following information:

•	(i) the name of the security, security symbol or CUSIP, number of shares and principal amount of each covered security and type of interest (direct or indirect) in which the access person has beneficial ownership;

•	(ii) the name of any broker, dealer, bank, plan administrator or other institution with whom the access person maintains an account and the account number in which any covered securities are held for the direct or indirect benefit of the access person; and

•	(iii) the date that the report is submitted by the Access Person and the date as of which the information is current.

Any questions regarding the application of these terms should be referred to, and addressed by, the Compliance Officer.

B.   Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, the Dodd-Frank Wall Street Reform And Consumer Protection Act of 2010, the Emergency Economic Stabilization Act of 2008 and any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

C.   Pre-Approval for IPOs and Private Placements/Personal Accounts

Every access person must obtain approval from the Compliance Officer before acquiring for a personal account anycovered security either:

•	Issued in an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act); or

•	Issued in a limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder).

•	All Access Persons submit reports to the Chief Compliance Officer disclosing all personal securities holdings (monthly/quarterly custodian statements) and obtain written and/or verbal pre-approval before making any personal investments.

D.   Prohibited Transactions in Mutual Funds

All Employees are prohibited from engaging in short-term trading for their personal accounts in the shares of any open-end mutual fund (i.e., market timing). For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period, or such longer period as may be specified by a mutual fund’s prospectus. In addition, all Employees are prohibited from trading in the shares of mutual funds for their personal accounts, in a manner inconsistent with a mutual fund’s prospectus.

E.   Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

•	Gifts. No Employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $[200], from any person or entity that does business with or on behalf of the Firm. No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer. Notwithstanding the foregoing, no employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.

•	Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that an Employee reasonably expects to exceed a de minimis value must be approved in advance by the Compliance Officer.

•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

•	Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee without the prior written approval of the Compliance Officer.

•	Union Officials. Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, Employees must receive pre-approval for gifts and entertainment provided to such persons. [In addition, to the extent the Firm manages a Taft-Hartley employee benefit fund, the Compliance Officer will require Employees to (1) make an annual report of all gifts and entertainment provided to such person so that the Firm can make the required report to the Department of Labor and (2) forward to the Compliance Officer promptly all related receipts, vouchers, expense reports, and any similar records.

•	Reporting. Each Employee must report to the Compliance Officer any gifts or entertainment received in connection with the Employee’s employment that the Employee reasonably believes exceeded the de minimis value. The Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee. Records of any gifts and entertainment are available to the Compliance Officer.

•	Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

F.    Pay-to-Play Practices

1.     Pay-to-Play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts, with a 2-year look-back by the SEC.

       a. The Firm has not, does not and has no plans to seek government entity clients as of this writing. However, there is a de minimus provision that permits an executive or employee of the Firm to make contributions of up to $350 per election, per candidate if the contributor is entitled to vote for the candidate, and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.

When applicable, employees are required to disclose contributions as they occur and then annually certify the record. Pre-clearance is required for contributions above the de-minimus provision. CCO will maintain a log of employee donations/contributions, when applicable.

G.    Social Media Practices

1.   The Firm prohibits employees from posting certain types of content, such as work-related and/or client information, on any social media sites, including FaceBook, Twitter, LinkedIn, Blogs, Yammer, etc. This policy also covers ‘phone texting’.

•	The dissemination of information that could be construed as a general solicitation, implicate privacy concerns or potentially release proprietary information is prohibited in line with Regulation S-P.

•	Endorsements or Recommendations on these sites or through texting are prohibited in line with Rule 206(4)-1 under the Advisers Act of 1940 (Advertising).

•	Statements regarding any business-related activity are prohibited in line with Rule 206(4)-8 under the Advisors Act of 1940 (Anti-Fraud).

2.   The Firm does permit employees to post a limited ‘static’ subset of work-related information, such as an employee’s biography, including name, title and firm name on LinkedIn.

•	Prior approval by the CCO for posting on LinkedIn is required.

•	A snapshot of the posting is required to be submitted to the CCO for record-keeping purposes in line with Rule 204-2 under the Advisers Act (Record-Keeping).

3.   The Firm does permit employees to utilize social media websites and phone texting for personal communication.

•	The Firm does not permit any business-related communications of any type on these personal websites or through texting.

H.    Reporting Violations

Every Employee must immediately report any violation of the Code to the Compliance Officer or, in the Compliance Officer’s absence, the Chief Operating Officer (COO). All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

I.     Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

•	Access persons will submit to the CCO, or a designee, initial annual reports disclosing all personal securities holdings.

•	A record of the names of persons who are currently, or within the past five years were, access persons; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition, on behalf of clients, of an IPO or limited offering.

•	A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Finally, the Firm is required to include a description of our Code in Part II of our Form ADV and, upon request, furnish clients with a copy of the Code. The Compliance Officer will ensure that a proper description of our Code is included in the Form ADV and will coordinate the distribution of our Code to any investors who request a copy.

J.    Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer, in consultation with the General Counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

K.    Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.